Exhibit 16.1

October 16, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Erayak Power Solution Group Inc.'s Form 6-K dated October 16, 2023, and we agree with the statements set forth in the Form 6-K, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Very truly yours,

/s/ TPS Thayer, LLC
TPS Thayer, LLC
Sugar Land, Texas